Exhibit 99.24

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This allotment of listed subscription rights without contribution is made for the securities of a foreign company. The allotment is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 under the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights will be listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depository Center, Inc. in Japan.

Disclaimer

The following is an English translation of the original Japanese document, prepared solely for the convenience of and reference by overseas investors. If there exist any discrepancies between the original Japanese language and English translation, the Japanese language will always prevail. The issuer shall not be liable for this translation or any loss or damage arising from this translation.

May 31, 2013

Company name: J Trust Co., Ltd.

Corporate officer title: President & CEO Nobuyoshi Fujisawa

(Stock code: 8508)

(Listed stock exchange: Osaka Securities Exchange, 2nd Section)

Contact: Director Kazunori Kuroda

Telephone number: +81-3-4330-9100

Notice of Financing for the Exercise of the Company’s Subscription Rights

by the Largest Shareholder and His Exercise Intentions

We would like to inform that today, regarding the rights offering announced in the “Notice of the Rights Offering (Non-commitment Type/Gratis Allotment of Listed Subscription Rights)” released by the Company on May 14, 2013 (the rights offering is hereinafter referred to as “the Rights Offering” and the subscription rights allocated are hereinafter referred to as “the Subscription Rights”), the Company’s President & CEO Nobuyoshi Fujisawa, who is the largest shareholder (together with Mr. Fujisawa’s asset management company, hereinafter referred to as “Nobuyoshi Fujisawa”), provided the Company with the following explanation as to his intention to exercise the Subscription Rights.

1.	Nobuyoshi Fujisawa has reserved cash on hand of ¥12.5 billion that can be allocated to the exercise of the Subscription Rights. In addition, Nobuyoshi Fujisawa obtained proceeds of ¥13.9 billion through the sale of a portion of his holdings of the Company’s common shares to a third party through off-floor trading. In addition to the foregoing, as of yesterday, Nobuyoshi Fujisawa has concluded two loan agreements (hereinafter collectively referred to as “the Loan Agreements”) with separate foreign financial institutions to borrow up to ¥31.5 billion and ¥2 billion, respectively, at his request within the scope of the collateral value of the portion of his holdings of the Company’s common shares that he has posted as collateral.. Accordingly, of the funds required to exercise all of the Subscription Rights allotted to Nobuyoshi Fujisawa (25,047,372 Subscription Rights, resulting in a total exercise price of ¥45.1 billion), ¥26.4 billion has been secured (¥59.9 billion if the maximum loans of ¥33.5 billion under the Loan Agreements are borrowed).

2.	Even if all or a portion of the loans under the Loan Agreements are not borrowed, Nobuyoshi Fujisawa has expressed the intent to continue to procure funds through other methods and exercise all of his holdings of the Subscription Rights.

3.	Note that as of the date hereof, Nobuyoshi Fujisawa has acquired Subscription Rights from other large shareholders (2,890,000 Subscription Rights) through off-market trading and intends to exercise such rights. There is a possibility that Nobuyoshi Fujisawa may acquire additional common shares of the Company or exercise Subscription Rights after acquiring additional Subscription Rights from third parties. On the other hand, there is also a possibility that Nobuyoshi Fujisawa may sell his holdings of Company common shares or Subscription Rights (including additional shares or Subscription Rights acquired by him). Nobuyoshi Fujisawa intends to transact in the Company common shares or the Subscription Rights by taking maximum care not to affect the market price of the Company common shares or of the Subscription Rights.

END